Exhibit 99

Family Dollar Reports Record First Quarter Sales and Earnings

  First Quarter Comparable Store Sales Increased 4.1%
  Earnings Per Diluted Share Increased 17.2% To $0.68
  December Comparable Store Sales Increased Approximately 4%
  Management Reaffirms Earnings Guidance for FY12

MATTHEWS, N.C.--(BUSINESS WIRE)--January 5, 2012--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net sales for the first quarter of fiscal 2012 ended November 26, 2011, increased 7.6% to $2.148 billion compared to $1.997 billion in the first quarter of fiscal 2011. Net income for the quarter increased 8.1% to $80.4 million compared with net income of $74.3 million for the first quarter of fiscal 2011. Net income per diluted share for the quarter increased 17.2% to $0.68 compared with $0.58 for the first quarter of fiscal 2011.

“Today, we reported another quarter of record earnings. We opened 101 stores, nearly 20% more than in the first quarter last year, and we entered an important new market, California. We delivered a 4.1% comparable store sales increase on top of a 6.9% increase last year, and we expanded first quarter operating margin to the highest rate since 2004,” said Howard Levine, Chairman and CEO. “The environment continues to be challenging for our customers, and our experienced team remains focused on executing our long-term strategy. We have tremendous opportunity to expand our market share further and improve our store productivity, and I am confident that our investments to better meet the needs of our customers will continue to position us to deliver strong financial returns for our shareholders.”

First Quarter Results

Comparable store sales in the first quarter increased 4.1%. The increase in comparable store sales was the result of a higher average customer transaction value and increased customer traffic, as measured by the number of register transactions. Sales in the quarter were led by an 11.4% increase in the Consumables category, its fifth consecutive quarter of double-digit sales growth.

Gross profit, as a percentage of net sales, was 35.3% in the first quarter of fiscal 2012 compared to 36.0% in the first quarter of fiscal 2011. The decline in gross profit, as a percentage of net sales, was due primarily to the impact of stronger sales of lower-margin consumables, which was mostly offset by higher purchase mark-ups resulting from our continued investments in private brands, global sourcing and price management capabilities. In addition, higher markdowns, increased inventory shrinkage and higher freight costs negatively impacted gross profit as a percentage of net sales.

Selling, general and administrative (SG&A) expenses, as a percentage of net sales, were 29.0% in the first quarter of fiscal 2012 compared with 29.9% in the first quarter of fiscal 2011. Most expenses were leveraged during the quarter. As a percentage of net sales, lower insurance and store labor expenses were partially offset by investments to drive revenue growth, including store renovations, enhanced marketing efforts, and the acceleration of new store growth.

Operating profit increased 11.0% to $134.9 million for the first quarter of fiscal 2012 as compared to $121.6 million in the first quarter of fiscal 2011. As a percentage of net sales, operating profit expanded to 6.3% in the first quarter of fiscal 2012 as compared to 6.1% in the first quarter of fiscal 2011.

Interest expense increased to $6.7 million in the first quarter of fiscal 2012 as compared to $3.5 million in the first quarter of fiscal 2011. The increase was primarily due to the issuance of $300 million of senior unsecured notes due 2021 in the second quarter of fiscal 2011.

The Company’s inventories at November 26, 2011, were $1.302 billion, or 14.3% greater than inventories of $1.138 billion at November 27, 2010. Average inventory per store at the end of the first quarter of fiscal 2012 was approximately 10% higher than the average inventory per store at the end of the first quarter of fiscal 2011. The increase in inventories was primarily the result of our investments to expand key consumable categories to drive sales growth and meet customer demand.

In the first quarter of fiscal 2012, capital expenditures were $130.9 million compared with $38.9 million in the first quarter of fiscal 2011. The increase in capital expenditures was primarily a result of a greater number of store renovations, increased new store openings, and expenditures related to the construction of the Company’s 10th distribution center. During the first quarter of fiscal 2012, the Company opened 101 new stores and closed 4 stores compared to 85 new stores and 18 closings in the first quarter of fiscal 2011. In addition, the Company renovated, relocated or expanded 262 stores in the first quarter of fiscal 2012 compared to 184 in the first quarter of fiscal 2011.

During the first quarter of fiscal 2012, the Company repurchased approximately 0.5 million shares of its common stock for a total cost of $27.4 million. As of November 26, 2011, the Company had the authorization to purchase up to an additional $309.9 million of its common stock.

Outlook

“Comparable stores sales for December increased approximately 4% driven primarily by increased customer traffic,” said Levine. “Consumables delivered another month of double-digit sales growth, and we expect that this momentum will continue through January and February, when customers are even more focused on basic needs.”

The Company anticipates that many of the trends that occurred in the first quarter will continue in the second quarter. The Company expects that comparable store sales will increase around 5% and that earnings per diluted share will be between $1.10 and $1.18 per share, compared with $0.98 per diluted share in the second quarter of fiscal 2011.

Reflecting the Company’s performance year-to-date through December, the Company continues to expect that diluted earnings per share in fiscal 2012 will be between $3.50 and $3.75 compared with $3.12 in fiscal 2011.

The Company's outlook for fiscal 2012 is based on the following assumptions which may or may not prove valid:

  An increase in net sales of between 8% and 10%;
  An increase in comparable store sales of between 4% and 6%;
  Approximately 450-500 new store openings and 80-100 store closings;
  Gross margin pressure for the full year, with improving trends through the year as many of the pressures faced in the second half of fiscal 2011 are cycled;
  SG&A expense growth of between 6-7%;
  An effective income tax rate of between 37.0% and 37.5%;
  Weighted average diluted shares of approximately 118 million; and
  Capital expenditures of between $550 million and $600 million to support new store openings, store renovations, purchases of stores, and expansion of the Company’s supply chain.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors tomorrow morning, January 6, 2012, at 8:30 a.m. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for the rest of fiscal 2012. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

A live webcast of the conference call with accompanying slides that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the address noted above after 11:00 a.m. ET, January 6, 2012.

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise, appeals to shoppers in more than 7,100 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	November 26, 2011	% of Net Sales	November 27, 2010	% of Net Sales

Net sales	$2,148,287	100.00%	$1,996,941	100.00%

Cost of sales	1,390,715	64.74%	1,277,376	63.97%

Gross profit	757,572	35.26%	719,565	36.03%

Selling, general and administrative expenses	622,662	28.98%	597,983	29.94%

Operating profit	134,910	6.28%	121,582	6.09%

Investment income	234	0.01%	387	0.02%

Interest expense	6,712	0.31%	3,518	0.18%

Income before income taxes	128,432	5.98%	118,451	5.93%

Income taxes	48,082	2.24%	44,136	2.21%

Net income	$80,350	3.74%	$74,315	3.72%

Net income per common share - basic	$0.68		$0.58
Weighted average shares - basic	117,649		127,984

Net income per common share - diluted	$0.68		$0.58
Weighted average shares - diluted	118,591		129,141

Dividends declared per common share	$0.180		$0.155

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of*
	November 26,	November 27,
(in thousands, except per share and share amounts)	2011	2010
Assets
Current assets:
Cash and cash equivalents	$103,706	$84,621
Short-term investment securities	51,630	52,566
Merchandise inventories	1,301,577	1,138,466
Deferred income taxes	56,477	49,818
Income tax refund receivable	7,181	—
Prepayments and other current assets	77,397	75,169
Total current assets	1,597,968	1,400,640

Property and equipment, net	1,355,287	1,110,607
Investment securities	94,543	145,014
Other assets	73,353	70,753

Total assets	$3,121,151	$2,727,014

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings	$75,000	$—
Current portion of long-term debt	16,200	16,200
Accounts payable	719,175	627,657
Accrued liabilities	271,262	271,989
Income taxes	7,753	48,169
Total current liabilities	1,089,390	964,015

Long-term debt	516,207	233,800
Other liabilities	263,245	268,362
Deferred income taxes	104,608	31,569
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and	—	—
unissued 500,000 shares
Common stock, $.10 par; authorized	11,897	14,702
600,000,000 shares
Capital in excess of par	243,414	255,971
Retained earnings	941,572	1,720,400
Accumulated other comprehensive loss	(6,697)	(8,494)
Common stock held in treasury, at cost	(42,485)	(753,311)
Total shareholders' equity	1,147,701	1,229,268

Total liabilities and shareholders' equity	$3,121,151	$2,727,014

*	Certain reclassifications of the amounts for fiscal 2011 have been made to conform to the presentation for fiscal 2012.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the First Quarter Ended*
(in thousands)	November 26, 2011	November 27, 2010
Cash flows from operating activities:
Net income	$80,350	$74,315
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	49,135	43,992
Deferred income taxes	28,595	802
Excess tax benefits from stock-based compensation	(10,572)	(3,599)
Stock-based compensation	5,423	5,113
Loss on disposition of property and equipment,	7,173	3,223
including impairment
Changes in operating assets and liabilities:
Merchandise inventories	(146,917)	(110,444)
Prepayments and other current assets	(5,953)	(12,164)
Other assets	616	(5,066)
Accounts payable and accrued liabilities	(54,325)	(80,222)
Income taxes	5,924	29,722
Other liabilities	(6,172)	14,108
	(46,723)	(40,220)

Cash flows from investing activities:
Purchases of investment securities	(12,182)	(19,128)
Sales of investment securities	68,592	86,286
Capital expenditures	(130,862)	(38,918)
Proceeds from dispositions of property and equipment	96	141
	(74,356)	28,381

Cash flows from financing activities:
Revolving credit facility borrowings	173,000	36,000
Repayment of revolving credit facility borrowings	(98,000)	(36,000)
Payment of debt issuance costs	—	(2,912)
Repayment of long-term debt	(16,200)	—
Repurchases of common stock	(27,435)	(257,784)
Change in cash overdrafts	41,819	(17,931)
Proceeds from exercise of employee stock options	20,752	8,926
Excess tax benefits from stock-based compensation	10,572	3,599
Payment of dividends	(21,128)	(20,192)
	83,380	(286,294)

Net change in cash and cash equivalents	(37,699)	(298,133)
Cash and cash equivalents at beginning of period	141,405	382,754
Cash and cash equivalents at end of period	$103,706	$84,621

*	Certain reclassifications of the amounts for fiscal 2011 have been made to conform to the presentation for fiscal 2012.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the First Quarter Ended
	November 26,	November 27,
(in thousands)	2011	2010	% Change
Consumables	$1,509,536	$1,355,453	11.4%
Home products	246,000	253,036	-2.8%
Apparel and accessories	186,214	192,812	-3.4%
Seasonal and electronics	206,537	195,640	5.6%
TOTAL	$2,148,287	$1,996,941	7.6%

STORES IN OPERATION:
	For the First Quarter Ended
	November 26,	November 27,
	2011	2010
Beginning Store Count	7,023	6,785
New Store Openings	101	85
Store Closings	(4)	(18)
Ending Store Count	7,120	6,852
Total Square Footage (000s)	60,846	58,455
Total Selling Square Footage (000s)	50,760	48,721

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA
704-849-7496
krawlins@familydollar.com
or
MEDIA CONTACT:
Josh Braverman
704-814-3447
jbraverman@familydollar.com